EXHIBIT 99.1
NEWS RELEASE

Cleveland-Cliffs Reports Fourth-Quarter and Full-Year 2020 Results

CLEVELAND—February 25, 2021—Cleveland-Cliffs Inc. (NYSE: CLF) today reported fourth-quarter and full-year results for the period ended December 31, 2020.

On December 9, 2020, Cleveland-Cliffs completed the acquisition of substantially all the operations of ArcelorMittal USA LLC ("ArcelorMittal USA"), which has since been renamed to Cleveland-Cliffs Steel LLC. The results set forth in this release only consider the operating results of Cleveland-Cliffs Steel LLC for the period from December 9, 2020 through December 31, 2020.

Due to the transformative nature of the ArcelorMittal USA acquisition, the Company has updated its segment structure to coincide with its new business model. The Company now has one reportable segment, Steelmaking. The previous Mining and Pelletizing segment is included within Steelmaking as iron ore pellets are a primary raw material for Cliffs' steel products. The other remaining operating segments, including Tooling and Stamping, are classified as Other Businesses.

Fourth-Quarter Consolidated Results
Fourth-quarter 2020 consolidated revenues were $2.3 billion, compared to prior-year fourth-quarter revenues of $534 million.

For the fourth quarter of 2020, the Company recorded net income of $74 million, or $0.14 per diluted share. This included $44 million of charges, or $0.10 per diluted share, from acquisition-related costs and amortization of inventory step-up. This compares to net income of $63 million, or $0.23 per diluted share, recorded in the fourth quarter of 2019, which included $7 million, or $0.03 per share, of acquisition-related costs.

Fourth-quarter 2020 Adjusted EBITDA1 was $286 million, compared to $111 million in the fourth quarter of 2019.

Full-Year Consolidated Results
Full-year 2020 consolidated revenues were $5.4 billion, compared to the prior year's revenues of $2.0 billion.

For the full-year 2020, the Company recorded a net loss of $81 million, which included $186 million of acquisition-related, amortization of inventory step-up and severance costs. This compares to 2019 net income of $293 million, which included $9 million of acquisition-related and severance costs.

For the full-year 2020, Adjusted EBITDA1 was $353 million, compared to $525 million in 2019.

	(In Millions)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA:
Steelmaking	$316	$142	$433	$636
Other Businesses	25	—	47	—
Corporate and eliminations	(55)	(31)	(127)	(111)
Total Adjusted EBITDA[1]	$286	$111	$353	$525

Lourenco Goncalves, Chairman, President and Chief Executive Officer, said: “Without question, 2020 was the most transformational year in our Company's 173 year history. We completed two seminal acquisitions, AK Steel and ArcelorMittal USA, that transformed us from an iron ore miner into the largest flat-rolled steelmaker in North America. We also completed our Toledo direct reduction plant, which began operations in the fourth quarter. We were able to accomplish all of this while navigating through the COVID-19 pandemic and taking action to preserve the health and safety of our workforce and our company for the long-term."

Mr. Goncalves added: “Our strong fourth quarter results offer just a sample of what we expect to accomplish in 2021, when we will show the full magnitude of the ArcelorMittal USA acquisition as well as the added contribution from our state-of-the art direct reduction plant. The integration of the ArcelorMittal USA assets into our portfolio is going extremely well, and we are benefiting substantially from our increased exposure to markets where we are currently seeing all-time highs in pricing. Our differentiated business model is set up perfectly to thrive in this environment."

Mr. Goncalves concluded: "We continue to manage supply in a disciplined manner, and will let our order book dictate our production levels, not adding volume for volume's sake. We also have made a serious and important commitment to the environment, laying out an aggressive plan to reduce greenhouse gas emissions by 25% by 2030. The opportunities that await us in 2021 and beyond are immense, and we look forward to putting on full display what this transformed business can accomplish."

Steelmaking
Steelmaking segment results only include the results of Cleveland-Cliffs Steel LLC from December 9, 2020 through December 31, 2020. Prior-year comparable data only includes results from the previous Mining and Pelletizing segment.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
External Sales Volumes
Steel Products (net tons)	1,858	N/A	3,783	N/A
Operating Results - In Millions
Revenues*	$2,099	$534	$4,965	$1,990
Cost of goods sold	$1,867	$(407)	$(4,749)	$(1,414)
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$880	N/A	$947	N/A

* Includes Realization of deferred revenue of $35 million for the year ended December 31, 2020.

Fourth-quarter 2020 Steelmaking revenues of $2.1 billion included approximately $859 million, or 41%, of sales to the automotive market; $503 million, or 24%, of sales to steel producers including external pellet sales, slabs and freight; $374 million, or 18%, of sales to the distributors and converters market; and $363 million, or 17%, of sales to the infrastructure and manufacturing market.

Fourth-quarter 2020 Steelmaking cost of goods sold of $1.9 billion included depreciation, depletion, and amortization of $105 million; and amortization of inventory step-up charges of $22 million.

Liquidity
As of February 24, 2021, the Company had total liquidity of approximately $2.6 billion, consisting of approximately $200 million in cash and approximately $2.4 billion of availability under its ABL credit facility. Of this liquidity balance, approximately $850 million will be used to redeem senior notes, as previously announced.

Outlook
Regarding business outlook, Mr. Goncalves stated: "We expect the continuation of the favorable market environment we are in now, and an increasingly positive impact of the well-known lagged pricing mechanisms common in our steel sales. With the contribution of steel sales from Cleveland-Cliffs Steel

LLC for a full quarter, we expect first-quarter 2021 steel product shipments of approximately 4 million net tons, and a significant improvement in first-quarter 2021 Adjusted EBITDA from the fourth quarter of 2020. Additionally positive, our second-quarter 2021 profitability should be enhanced even further by the impact of our initial sales of HBI to outside clients."

On capital expenditures, Mr. Goncalves noted: "Our full-year 2021 capital expenditures are expected to stay in the range of $600 million to $650 million. This includes sustaining capital of approximately $500 million and $60 million in the run-out of Toledo spend, with the remainder related to minor growth projects at Precision Partners, Cleveland Works, and Burns Harbor Works."

The Company provided expectations on the following items for modeling purposes for the full-year 2021:
•Selling, General, and Administrative Expenses: approximately $450 million;
•Depreciation, Depletion, and Amortization: approximately $700 million, subject to finalization of purchase price accounting;
•Interest Expense: approximately $315 million in cash interest; $350 million total including non-cash interest expense; and
•Income Tax: zero U.S Federal cash taxes, approximately 20% effective income tax rate (non-cash).

Conference Call Information
Cleveland-Cliffs Inc. will host a conference call this morning, February 25, 2021, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com
About Cleveland-Cliffs Inc.
Cliffs is the largest flat-rolled steel producer in North America. Founded in 1847 as a mine operator, we are also the largest producer of iron ore pellets in North America. In 2020, we acquired two major steelmakers, AK Steel and ArcelorMittal USA, vertically integrating our legacy iron ore business with quality-focused steel production and emphasis on the automotive end market. Our fully integrated portfolio includes custom-made pellets and hot briquetted iron (HBI); flat-rolled carbon steel, stainless, electrical, plate, tinplate and long steel products; as well as carbon and stainless steel tubing, hot and cold stamping and tooling. Headquartered in Cleveland, Ohio, we employ approximately 25,000 people across our mining, steel and downstream manufacturing operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements other than historical facts, including, without limitation, statements regarding our current expectations, estimates and projections about our industry or our businesses, are forward-looking statements. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: disruptions to our operations relating to the COVID-19 pandemic, including the heightened risk that a significant portion of our workforce or on-site contractors may suffer illness or otherwise be unable to perform their ordinary work functions; continued volatility of steel and iron ore market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry, which has been experiencing a trend toward light weighting that could result in lower steel volumes being consumed; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity, oversupply of iron ore, prevalence of steel imports and reduced market demand, including as a result of the COVID-19 pandemic; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges, due to the COVID-19 pandemic or otherwise, of one or more of our major customers, including customers in the automotive market, key suppliers or contractors, which, among other adverse effects, could lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and increasing governmental regulation, including climate change and other environmental regulation that may be proposed under the Biden Administration, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws; limitations on our ability to realize some or all of our deferred tax assets or net operating loss carryforwards; our ability to realize the anticipated synergies and benefits of our acquisitions of AK Steel and ArcelorMittal USA and to successfully integrate the businesses of AK Steel and ArcelorMittal USA into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors and employees; additional debt we assumed, incurred or issued in connection with the acquisitions of AK Steel and ArcelorMittal USA, as well as additional debt we incurred in connection with enhancing our liquidity during the COVID-19 pandemic, may negatively impact our credit profile and limit our financial flexibility; known and unknown liabilities we assumed in connection with the acquisitions of AK Steel and ArcelorMittal USA, including significant environmental, pension and other postretirement benefits (“OPEB”) obligations; the ability of our customers, joint venture partners and third-party service providers to meet their obligations to us on a timely basis or at all; supply chain disruptions or changes in the cost or quality of energy sources or critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap, chrome, zinc, coke and coal; liabilities and costs arising in connection with any business decisions to temporarily idle or permanently close a mine or production facility, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled mine or production facility; problems or disruptions associated with transporting products to our customers, moving products internally among our facilities or suppliers transporting raw materials to us; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; disruptions in, or failures of, our information technology systems, including those related to cybersecurity; our ability to successfully identify and consummate any strategic investments or development projects, cost-effectively achieve planned production rates or levels, and diversify our product mix and add new customers; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether we are able to replace depleted reserves with additional mineral bodies to support the long-term viability of our operations; the outcome of any contractual disputes with our customers, joint venture partners, lessors, or significant energy, raw material or service providers, or any other litigation or arbitration; our ability to maintain our social license to operate with our stakeholders, including by fostering a strong reputation and consistent operational and safety track record; our ability to maintain satisfactory labor relations with unions and employees; availability of workers to fill critical operational positions and potential labor shortages caused by the COVID-19 pandemic, as well as our ability to attract, hire, develop and retain key personnel, including within the acquired AK Steel and ArcelorMittal USA businesses; unanticipated or higher costs associated with pension and OPEB obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; and potential significant deficiencies or material weaknesses in our internal control over financial reporting.

For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and September 30, 2020, and other filings with the SEC.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Director, Global Communications (216) 694-5316		Paul Finan Vice President, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues	$2,256	$534	$5,319	$1,990
Realization of deferred revenue	—	—	35	—
	2,256	534	5,354	1,990
Operating costs:
Cost of goods sold	(2,013)	(407)	(5,102)	(1,414)
Selling, general and administrative expenses	(95)	(31)	(244)	(113)
Acquisition-related costs	(22)	(7)	(90)	(7)
Miscellaneous – net	(19)	(8)	(60)	(27)
Total operating costs	(2,149)	(453)	(5,496)	(1,561)
Operating income (loss)	107	81	(142)	429
Other income (expense):
Interest expense, net	(70)	(24)	(238)	(101)
Gain (loss) on extinguishment of debt	(3)	—	130	(18)
Other non-operating income	26	1	57	3
Total other expense	(47)	(23)	(51)	(116)
Income (loss) from continuing operations before income taxes	60	58	(193)	313
Income tax benefit (expense)	13	5	111	(18)
Income (loss) from continuing operations	73	63	(82)	295
Income (loss) from discontinued operations, net of tax	1	—	1	(2)
Net income (loss)	74	63	(81)	293
Income attributable to noncontrolling interest	(10)	—	(41)	—
Net income (loss) attributable to Cliffs shareholders	$64	$63	$(122)	$293

Earnings (loss) per common share attributable to Cliffs shareholders - basic
Continuing operations	$0.15	$0.23	$(0.32)	$1.07
Discontinued operations	—	—	—	(0.01)
	$0.15	$0.23	$(0.32)	$1.06
Earnings (loss) per common share attributable to Cliffs shareholders - diluted
Continuing operations	$0.14	$0.23	$(0.32)	$1.04
Discontinued operations	—	—	—	(0.01)
	$0.14	$0.23	$(0.32)	$1.03

Average number of shares (in thousands)
Basic	418,917	271,021	378,663	276,761
Diluted	444,869	273,521	378,663	284,480

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$112	$353
Accounts receivable, net	1,169	94
Inventories	3,828	317
Income tax receivable, current	24	59
Other current assets	165	75
Total current assets	5,298	898
Non-current assets:
Property, plant and equipment, net	8,743	1,929
Goodwill	1,406	2
Deferred income taxes	537	460
Other non-current assets	787	215
TOTAL ASSETS	$16,771	$3,504
LIABILITIES
Current liabilities:
Accounts payable	$1,575	$193
Accrued employment costs	460	67
State and local taxes	147	38
Pension and OPEB liabilities, current	151	4
Other current liabilities	596	107
Total current liabilities	2,929	409
Non-current liabilities:
Long-term debt	5,390	2,114
Pension and OPEB liabilities, non-current	4,113	312
Other non-current liabilities	1,260	311
TOTAL LIABILITIES	$13,692	$3,146
SERIES B PARTICIPATING REDEEMABLE PREFERRED STOCK	738	—
TOTAL EQUITY	2,341	358
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$16,771	$3,504

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Year Ended December 31,
	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$(81)	$293
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	308	85
Amortization of inventory step-up	96	—
Deferred income taxes	(101)	17
Loss (gain) on extinguishment of debt	(130)	18
Loss (gain) on derivatives	(104)	47
Other	11	66
Changes in operating assets and liabilities, net of business combination:
Receivables and other assets	(42)	255
Inventories	(146)	(136)
Pension and OPEB payments and contributions	(75)	(20)
Payables, accrued expenses and other liabilities	3	(62)
Net cash provided (used) by operating activities	(261)	563
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(525)	(656)
Acquisition of ArcelorMittal USA, net of cash acquired	(658)	—
Acquisition of AK Steel, net of cash acquired	(869)	—
Other investing activities	10	12
Net cash used by investing activities	(2,042)	(644)
FINANCING ACTIVITIES
Repurchase of common shares	—	(253)
Dividends paid	(41)	(72)
Proceeds from issuance of debt	1,763	721
Debt issuance costs	(76)	(7)
Repurchase of debt	(1,023)	(729)
Borrowings under credit facilities	2,060	—
Repayments under credit facilities	(550)	—
SunCoke Middletown distributions to noncontrolling interest owners	(61)	—
Other financing activities	(13)	(54)
Net cash provided (used) by financing activities	2,059	(394)
Decrease in cash and cash equivalents, including cash classified within other current assets related to discontinued operations	(244)	(475)
Less: decrease in cash and cash equivalents from discontinued operations, classified within other current assets	(3)	(5)
Net decrease in cash and cash equivalents	(241)	(470)
Cash and cash equivalents at beginning of year	353	823
Cash and cash equivalents at end of year	$112	$353

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$74	$63	$(81)	$293
Less:
Interest expense, net	(70)	(24)	(238)	(101)
Income tax benefit (expense)	13	5	111	(18)
Depreciation, depletion and amortization	(124)	(22)	(308)	(85)
Total EBITDA	$255	$104	$354	$497
Less:
EBITDA from noncontrolling interests	$15	$—	$56	$—
Gain (loss) on extinguishment of debt	(3)	—	130	(18)
Severance costs	—	—	(38)	(2)
Acquisition-related costs excluding severance costs	(22)	(7)	(52)	(7)
Amortization of inventory step-up	(22)	—	(96)	—
Impact of discontinued operations	1	—	1	(1)
Adjusted EBITDA[1]	$286	$111	$353	$525